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Exhibit 15.1

November 21, 2017

Ensco plc
London, England

Re: Registration Statement on Form S-3

        With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 27, 2017, July 27, 2017 and October 26, 2017, related to our reviews of interim financial statements.

        Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas

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  Exhibit 15.1